1. Purpose. The Houghton Mifflin Company 1994 Non-Employee Director Stock Purchase Plan ("Director Plan") is designed to facilitate the immediate purchase, by members of the Board of Directors of Houghton Mifflin Company ("Company") who are not employees of the Company (hereinafter, "Directors"), of shares of the Company's common stock, par value $1.00 per share ("Common Stock"). The purchases facilitated by the Director Plan are intended to increase the ownership of the Common Stock by Directors at a time when Senior Corporate Officers of the Company have committed to significantly increase their own Common Stock ownership levels.

2. Eligibility and Participation. Individuals eligible to participate are members of the Board of Directors of the Company ("Board") who are not employees of the Company. The maximum purchase permitted a Director under the Director Plan is 2,000 shares of Common Stock; the minimum purchase requirement for participation is 1,000 shares of Common Stock. To become a Director Plan participant ("Participant"), an eligible individual must:

     a.     submit a completed and executed Stock Purchase
            Agreement; and

     b. promptly complete and execute all necessary agreements and other documents relating to the Director Plan and the loan(s) contemplated by
            Section 3 hereof.

The agreements and other documents specified in this Section 2 must be in such form and must be submitted at such times and to such Company officers as are specified by the Company.
No eligible individual is required to participate in the Director Plan.

3. Payment of Exercise Price. Each Participant must deliver consideration equivalent to 100% of the price for the shares of the Common Stock purchased pursuant to this Director Plan ("Purchased Shares") at the time, place and manner specified by the Company. The Purchased Shares will not be issued in

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the Participant's name until the Company has received such
consideration. The Company may arrange for each Participant to obtain a loan from a third party (the "Third Party Loan") or directly provide a loan (collectively "Permanent Loan") as consideration to fund the purchase of the Purchased Shares; however, the initial interim funding of the purchase will be provided by a loan ("Interim Loan") from the Company to the Participant with an interest rate equal to 50 basis points above the average 90-day posted commercial paper rates, as provided by the Company's two commercial paper agents, Merrill Lynch Pierce Fenner & Smith Inc. and CS First Boston Corporation. The term of the Permanent Loan will end no later than 90 days after the fifth Anniversary (as defined in Section 7 hereof), except as provided in Section 11 hereof or if the loan is fully prepaid at an earlier date. If third party financing is arranged, each Participant shall sign a letter of direction which directs all of his or her Third Party Loan proceeds to be paid directly to the Company in payment of the Interim Loan or the Permanent Loan. The Participant is responsible for satisfying all of the lending requirements to qualify for the Third Party Loan. The Participant is fully obligated to repay all principal, interest and any prepayment fees on the Participant's loan when due and payable. While the loan from the Company to a Participant is outstanding, wherever the context requires in this Director Plan, references to the third party as lender shall be deemed to be references to the Company as lender.

4. Loan Guarantee. With respect to a Third Party Loan, if any, the Company may be required to guarantee repayment to the lender of 100% of all principal, interest, prepayment fees and other obligations of each Participant under the Participant's loan described in Section 3 hereof. The Company's loan guarantee may be a condition to the loan arrangement the Participant makes with the third party. The terms and conditions of the guarantee shall be as agreed by the Company and the lender. As stated in Section 3 hereof, each Participant is fully obligated to repay to the lender all principal, interest and any prepayment fees on the Participant's loan when due and payable. The Company may take all action relating to the Participant and his or her assets which the Company deems reasonable and necessary to obtain full reimbursement for any payments it becomes obligated to make to a third party under its guarantee of the Participant's loan.

5. Registration of Shares. The Purchased Shares will be registered in the name of the Participant. Each certificate



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may bear a legend referring to the Director Plan and the
agreements between the Participant and the Company relating to the Purchased Shares.

6. Stockholder Rights. During the period in which the Purchased Shares are subject to restrictions hereunder, each Participant will have all other rights of a stockholder with respect to the Purchased Shares, including the right to vote the Purchased Shares and the right to receive all dividends and other distributions with respect to the Purchased Shares.


To the extent required by the Director Plan, the loan agreements and other documents relating to the Director Plan, the Company's Transfer Agent will be irrevocably directed to deliver all such dividends directly to the Company for payment of loan interest on the Permanent Loan. Any dividends with respect to the Purchased Shares in excess of required interest payments will, at the Participant's option, either be paid directly to the Participant or deposited in a bank account designated by the Participant.

7.     Restrictions on Sale of Purchased Shares.  Each
Participant is permitted to sell all or any portion of the Purchased Shares, subject to the following restrictions:

     a. except in the event of death, disability (as determined by the Company, in its sole discretion), or certain terminations of service as a Director of the Company, as described in Section 11 hereof, or a Change in Control as defined in Section 12 hereof, no Participant may sell any portion of the Purchased Shares before the first anniversary of the Participant's payment of the exercise price (hereinafter, each such sequential anniversary may be called an "Anniversary");

     b. no Participant may sell any portion of the Purchased Shares unless all principal, interest and any prepayment fees due on the loan contemplated by Section 3 hereof have previously been paid or all proceeds of the sale are simultaneously applied first to the payment of all such principal, interest and prepayment fees; and

     c. the Company has the right to impose additional restrictions on the timing, amount and form of the sale of the Purchased Shares with respect to any Participant to the extent it determines that such restrictions are necessary or advisable in order to comply with any applicable law. Each Participant must notify the Company of his or her intention

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to sell the Purchased Shares before such a sale is
implemented. The Company may elect, by notice directed to the Participant on the business day immediately following receipt of such notification, to allow the Participant to sell the Purchased Shares in the open market or to repurchase the Purchased Shares itself. If the Company repurchases the Purchased Shares, the purchase price will be the average closing sale price of a share of Common Stock on the New York Stock Exchange Composite Index over the six-day period consisting of the three trading days before and the three trading days after the notification to the Company of the intent to sell.

8. Risk Sharing and Risk Sharing Payment. To the extent and upon the conditions set forth in Sections 10 through 12 hereof, the Company will share the "Loss" (if any) or the "Gain" (if any) which any Participant incurs upon the sale of all or a portion of the Participant's Purchased Shares. "Gain" and "Loss" shall be determined in accordance with Section 9 hereof. If a Participant sells any portion of the Purchased Shares at a Loss prior to the fifth Anniversary and if the Participant is not responsible for that Loss under Section 11 hereof, the Company will assume the portion of the Loss for which the Participant is not responsible by delivering cash equal to such portion (the "Risk Sharing Payment") (less the amount of any anticipatory payment referred to below) directly to the Participant within the five days immediately following the repayment of the Participant's loan under Section 3. The Company shall also, if requested by the Participant upon five days' notice, make an anticipatory cash Risk Sharing Payment, to the extent reasonably ascertainable, to the Participant at the time of the Participant's loan repayment under Section 3 in order to facilitate the repayment of such loan. The
Company anticipates that the Risk Sharing Payment will constitute compensation to the Participant, subject to tax withholding and reporting.

9. Calculation of Gain or Loss. Gain or Loss shall be computed by reference to the sale price for the Purchased Shares sold and the cost basis thereof, without giving effect to any tax consequences of the transactions. The cost basis shall be the actual purchase price set forth in the Stock Purchase Agreement for the Purchased Shares plus interest on the Permanent Loan (but, except as provided in Section 11 hereof, shall not include prepayment fees for the Participant's early loan payment) less cash dividends received with respect to the Purchased Shares through the date of sale and the value




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of non-cash dividends or distributions, if any, with respect to the Purchased Shares through the date of sale measured at the time of sale of such non-cash dividend or distribution or the time of sale of the Purchased Shares, whichever is earlier.
The sale price shall be the actual sales price received by the Participant less reasonable and customary brokerage commissions and other incidental transaction costs directly incurred in the sale transaction. The Gain or Loss with respect to the Purchased Shares of any Participant will be measured on a per share basis prorated for the proportion of Purchased Shares sold to Purchased Shares owned.

10. Participant's Share of Gain, Generally. Subject to Sections 11 and 12 hereof, upon the sale of all or any portion of a Participant's Purchased Shares before the third Anniversary, the Participant shall be entitled to receive 50% of the Gain on that portion of the Purchased Shares, and the Company the other 50%. If any portion of the Purchased Shares is sold on or after the third Anniversary, the Participant shall be entitled to receive 100% of the Gain on that portion of the Purchased Shares.

11. Participant's Share after Death or Disability. If a Participant's service as a Director of the Company terminates because of the Participant's death or disability (as determined by the Company in its sole discretion) at any time prior to the fifth Anniversary, the Participant (or the Participant's legal representative) may thereafter sell all or any portion of the Purchased Shares subject to the conditions specified in subsections 7(b) and (c) hereof (but not subject to subsection 7(a) hereof). Upon the death of a Participant, his or her loan will become immediately due and payable. With respect to the Purchased Shares sold after the Participant's death or disability and prior to the fifth Anniversary, the Participant (or the Participant's legal representative) is not responsible for any Loss on the sale of the Purchased Shares but is entitled to receive 100% of the Gain on the sale of the Purchased Shares. Gain or Loss shall be determined under this
Section 11 in the same manner as Gain or Loss under Section 9, except that any prepayment penalties for early loan repayment are includable in the measurement of Gain or Loss.

12. Change in Control. In the event of a Change in Control, the restrictions on the sale of the Purchased Shares specified in subsection 7(a) hereof will lapse immediately, each Participant serving as a Director immediately before the Change





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in Control will be deemed to have served as a Director of the
Company until the first Anniversary, and the Participant will be entitled to receive 100% of any Gain on the sale of the Purchased Shares.

A Change in Control shall be deemed to have occurred if:

     a.     any person as defined in subsection (e) of this
Section 14 is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

     b. during any period of no more than two consecutive years (not including any period prior to the adoption of this Director Plan) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (a), (c) or (d) of this Section 14) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or whose nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

     c. the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

     d. the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     e.     As used in subsection (a) of this Section 14, the

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term "person" has the meaning given such term in Section 3(a)(9)
of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excludes (i) the Company,
(ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of any subsidiary of the Company) and (iii) any corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.



13.     Amendment of this Director Plan.  The Board may amend the
Director Plan at any time it determines an amendment to be in the best interests of the Company; provided, however, that without the consent of the Participant, no amendment may impair or adversely affect the rights of a Participant hereunder.


































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